                                                                        Ex-99.9


                     TRANSFER AGENCY, SHAREHOLDER SERVICING

                       AGENCY, AND PROXY AGENCY AGREEMENT

            THIS AGREEMENT made as of the lot day of September, 1985 by and between Merrill Lynch Retirement Series Trust (the "Fund"), an unincorporated business trust organized under the laws of the Commonwealth of Massachusetts, and Merrill Lynch Financial Data Service, Inc., a corporation organized and existing under the laws of New Jersey (the "Transfer Agent").

                               W I T N E S S E T H
                               - - - - - - - - - -

             WHEREAS, the Fund wishes to appoint the Transfer Agent to be its transfer agent, shareholder servicing agent and proxy agent upon, and subject to, the terms and provisions of this Agreement, and the Transfer Agent is desirous of accepting such appointment upon, and subject to, such terms and provisions;

             NOW THEREFORE, in consideration of the mutual covenants contained in this Agreement, the Fund and the Transfer Agent agree as follows:

             1.   Appointment As Transfer Agent, Shareholder Servicing
                  ----------------------------------------------------
        Agent and Proxy Agent for the Fund.
        ----------------------------------

                  1.1. The Fund hereby appoints the Transfer Agent to act as its transfer agent, shareholder servicing agent and proxy agent upon, and subject to, the terms and provisions of this Agreement.

                 1.2. The Transfer Agent hereby accepts the appointment as transfer agent, shareholder servicing agent, and proxy agent for the Fund, and agrees to act as such upon, and subject to, the terms and provisions of this Agreement. The Transfer Agent hereby agrees to hire, purchaser develop and maintain such dedicated personnel, facilities, equipment, software, resources and capabilities as may be reasonably determined by the Fund to be necessary for the satisfactory performance of the duties and responsibilities of the Transfer Agent under this Agreement.

             2.    Definitions
                   -----------

                   In this Agreement:

                   2.1. The term 'Act' means the Investment Company Act of 1940, as amended from time to times and any applicable rule, regulation or order thereunder.

                   2.2. The term "Account" means any account of a Share-holder established in connection with the self directed retirement plans for which Merrill Lynch, Pierce, Fenner & Smith Incorporated acts as a passive Custodian ("Self-Directed Plans").

                   2.3. The term "Custodian" means the bank duly appointed to act as Custodian for the, assets of the Fund and the term 'Custodian Agreement' means any agreement in effect between the Fund and the Custodian.

                   2.4. The term "officer's Instruction" means an instruc-tion given in writing on behalf of the Fund to the Transfer Agent by the President, any Vice President, the Secretary# the Treasurer or the Controller of the Fund.

                 2.5. The term *Prospectus" means the prospectus of the Fund from time to time in effect.

                 2.6. The term "Shares" means the shares of the Fund.

                 2.7. The term Shareholder means the holder of record of Shares, irrespective of the category of Account maintained in respect of such Shares.

                 2.8. The term "Statement of Additional Information" means the statement of additional information of the Fund from time to time in effect.

             3.   Functions of Transfer Agent, Shareholder Servicing Agent
                  --------------------------------------------------------
        and Proxy Agent,
        ---------------

                  3.1. Subject to the succeeding provisions of this Agreement, the Transfer Agent hereby agrees to perform the following functions on behalf of the Fund:

                  3.1.1. Issuing, transferring and redeeming shares;

                  3.1.2. Opening, maintaining, servicing and closing Ac-counts.

                  3.1.3. Acting as agent of the Fund and/or Shareholders in connectionn with Accounts, upon the terms and subject to the conditions contained in tbe Prospectus and the Statement of Additional Information.

                  3.1.4. Causing the reinvestment in Accounts of dividends declared upon Shares.

                  3.1.5. Processing liquidations.

                  3.1.6. Furnishing to Shareholders appropriate income tax information and income tax forms duly completed.

                 3.1.7. Mailing to Shareholders annual, semi-annual, and quarterly reports prepared by or on behalf of the Fund, and mail-ing new Prospectuses upon their issue to Shareholders whose Shares are held in Accounts.

                  3.1.8. Furnishing to the Fund such periodic statements of transactions effected by the Transfer Agent, reconciliations, balances and summaries as set forth in Exhibit A and as shall be necessary in connection with the Self-Directed Plans program.

                  3.1.9. Maintaining such books and records relating to transactions effected by the Transfer Agent as are required by the Act or by any other applicable provisions of law to be maintained by the Fund or the Transfer Agent with respect to such trans-actions, and preserving, or causing to be preserved, any such books and records for such periods as may be required by any law, rule or regulation.

                  3.2. The Transfer Agent agrees to act as proxy agent in connection with the holding of annual or special meetings of Shareholders, such services to include, but not limited to, mailing to Shareholders notices, proxies and proxy statements in connection with the holding of such meetings, receiving and tabulating votes cast by proxy, communicating to the Fund the results of such tabulation accompanied by appropriate certificatess and preparing and furnishing to the Fund certified lists of Shareholders, all of the foregoing in such form and containing such information as may be required by the Fund to comply with any provisions of law applicable to such meetings.

                 3.3. The Transfer Agent agrees to deal with, and answer, all correspondence from or on behalf of Shareholders relating to the functions of the Transfer Agent under this Agreement.

                 3.4. The Transfer Agent agrees to furnish to the Fund such information and at such intervals as is necessary for the Fund to comply with the registration and/or the reporting requirements of the Securities and Exchange Commission, Blue Sky authorities or other regulatory agencies.

                  3.5. The Transfer Agent agrees to provide to the Fund upon request such information as may reasonably be required to enable the Fund to reconcile the number of outstanding Shares between the Transfer Agent's records and the account books of the Fund.

                  3.6 The parties hereto agree that, without prejudice to any other provisions of this section 3, the functions of the Transfer Agent under this section 3 will be performed in ac-cordance with the Activities List set out in Exhibit A to this Agreement.

                  3.7 Notwithstanding anything in the foregoing provisions of this section 3, the Transfer Agent agrees to perform its functions hereunder subject to such modification (whether in respect of particular cases or in any particular class of cases) as may from time to time be contained in an Officer's Instruction.

             4.   Compensation of Transfer Agent,
                  ------------------------------

                       The charges for services described in this Agreement, including "out-of-pocket" expenses will be established by a Fee Agreement between the Fund and the Transfer Agent under separate cover.

             5.    Right to Inspect Records, etc., of Transfer Agent,
                   -------------------------------------------------

                   The Transfer Agent agrees that it will make available for examination, upon request by any officer of the Fund, its accountant or its investment adviser, to any officer, employee, or agent of the Fund, of its accountant or of its investment adviser any books and records (whether or not books and records to be preserved as required by law) which relate to any transaction or function to be performed by the Transfer Agent under or pursuant to this Agreement and shall permit any such person to transcribe or to duplicate on equipment provided by the Transfer Agent any such book or record, in whole or in part.

              6.   Confidential Relationships of the Transfer agent, etc.
                   -----------------------------------------------------

                   The Transfer Agent agrees, on behalf of itself and its officers, employees, vendors and agents, that each of the foregoing shall treat the identity and all transactions of Shareholders, and all other transactions contemplated by this Agreement, and all information germane thereto, as confidential and not to be disclosed to any person (other than the Shareholder concerned,, or the Fund, or as may be disclosed in the examination of any books or records by any person lawfully entitled to examine the same) except as may be authorized by an officer's Instruction. The Transer Agent agrees to adopt procedures for and written instructions to its officers, employees, vendors, and agents reasonably designed to implement the agreement established in this section 6.

            7.   Standard of Care; loss caused by imposters,
                 ------------------------------------------

                 The Transfer Agent shall use its best efforts to insure the accuracy of all services performed under this Agreement, but assumes no responsibility for, and shall not be liable for, any loss or damage to any party unless the negligence, bad faith or willful misconduct of the Transfer Agent is a proximate cause of such loss or damage; provided, however, that losses due to the failure of the Transfer Agent to detect payments made by it under this Agreement to imposters shall be borne by the Transfer Agent.

            8.   Termination of Appointment.
                 --------------------------

                 The appointment of the Transfer Agent provided by this Agreement shall be in effect for one year from the date hereof and thereafter on a year-to-year basis, each such term to expire on the anniversary of the date hereof. Any party may terminate such appointment by delivering a written notice to that effect at the princial place of business of the other party at least 60 days prior to the expiration of the then current term of the Agreement. In the event such appointment shall be terminated, for whatever reason, the Transfer Agent will provide the Fund without further charge with:

                  8.1. A complete and current computer reproducible record, within 7 days of the date of termination, of that file data which may reasonably be required to establish transfer agency, shareholder servicing agency and proxy agency services elsewhere.

                  8.2. All hard copy records in file containers or other acceptable container for shipping to a new location.

                  8.3. A referral service, for a reasonable period of time, indicating to Shareholders or potential Shareholders the next appropriate address for inquiries or Shareholder information.

                  8.4. Any other services, including correction of errors or the costs of such correction, as may be normal and necessary to effect the transfer of Shareholder information in an orderly and timely manner, should the occasion arise.

                  Notwithstanding anything in the foregoing provisions of this section 8, if it appears impracticable in the circumstances to effect an orderly delivery of-the necessary and appropriate records of the Transfer Agent to a successor transfer agent, shareholder servicing agent, and/or proxy acent for the Fund within the time specified in the notice of termination as a foresaid, the Transfer Agent agrees that its appointment shall remain in force and effect for such reasonable period as may be required to complete necessary arrangements with a successor transfer agent, shareholder servicing agent, and/or proxy agent.

             9.   Amendment, etc, of Agreement,
                  ----------------------------

                  Except to the extent that the performance by the Transfer Agent of its functions under this Agreement may from time to time be modified by an Officer's Instruction, this Agreement may be amended or modified only by a further written agreement between the parties.

            10.  No Personal Liability of Trustegs, etc.
                 ---------------------------------------

                 The Transfer Agents acknowledges that the Declaration of Trust establishing the Fund, a copy of which, together with all amendments thereto (the "Declaration") is on file in the office of the Secretary of the Commonwealtb of Massachusetts, provides that the name of the Fund refers to the trustees under the Declaration collectively as trustees, but not as individuals or personally; and no trustee, Shareholder, officer, employee or agent of the Fund shall be held to any personal liability, nor shall resort be bad to their private property for the satisfaction of any obligation or claim or otherwise in connection with the affairs of said Fund but the Trust Estate only shall be liable.

             IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first above written by their respective officers hereunto duly authorized.

                                      MERRILL LYNCH RETIREMENT SERIES
                                      TRUST

                                      By /s/ Gerald M. Richard
                                         ---------------------
                                         Treasurer

         ATTEST:


         /s/ Mark B. Goldfus
         -------------------
         Secretary
                                           MERRILL LYNCH FINANCIAL DATA
                                           SERVICE, INC.

                                           By /s/ Robert C. Doan
                                              ------------------

         ATTEST:


         /s/ Herbert Hirsche Jr.
         -----------------------
         Secretary

                                   Exhibit A

                                Activities List

       I     Services Further Described

       A.    Shareholder and Accounting Services.

             1. General Scope.
             The Transfer Agent will provide a comprehensive accounting and shareholder service generally consistent with that provided to other investment companies. The Transfer Agent acknowledges that the services necessitated for the Fund may be significantly more demanding from a time and precision viewpoint than other types of investment companies with respect to such features as:

             a. Daily dividend accounting.

             b. Wire receipt and payout of Shareholders' funds.

             c. Immediate determination of Federal Funds availability on subscriptions received.

             d. Rapid and efficient transfers of investment monies between the Fund's various accounts (e.g., subscription/ custody/ redemption).

             e. Effective and controlled processing of redemptions.

             2.   Computer Accounting and Record Keeping.

             a. The Transfer Agent will perform daily maintenance and routine file update prior to investment of the daily dividend or establishing new Accounts.

             b. The Transfer Agent will perform a dividend reinvestment run daily in order to credit all existing Accounts with dividends earned that day.

             c. The Transfer Agency will take reasonable precautions for safeguarding all Accounts during computer runs.

             d. The Transfer Agent will provide continuous proof of the outstanding Shares on a daily basis and on-line availability of all file data.

             3.   Establishing and Servicing accounts.
             The Transfer Agent will accept instructions from the Fund opening a new account and will:

             a. Audit and verify payment items for proper registration and other particulars as prescribed by the Prospectus or Statement of Additional Information.

             b. Verify that there is no other existing Account with the same registration.

             c. Assign Account numbers.

             d. Produce microfilm record of all incoming checks and source documentation of filmstrips so as to be retrievable and reproducible on command.

             e. Process address changes and acknowledge such changes to previous address of record.

              f. Answer inquiries from Shareholders.

              g. Process on a daily basis routine transactions such as:
                       i.   Change of address.

                       ii. Miscellaneuous changes.

              h. Incorporate in the Shareholder accounting software and procedures the necessary flags, audits, and tests to assure that the various provisions and requirements specified elsewhere in this contract are satisfied.

        B.    Transfer Agent Services.
              The Transfer Agent will perform all functions normally required of a transfer agent for an investment company. Such functions shall include but not necessarily be limited to:

              1. Keeping such records in the form and manner as it may deem advisable consistent with the rules and regulations of appropriate governmental authorities.

              2. Processing transfers as requested, including obtaining' and reviewing papers and all other documents necessary to satisfy transfer requirements.

              3. Processing initial and subsequent investments from Shareholders.

              4. Processing and record liquidation of Account balances to satisfy full or partial account redemptions.

              5. Accepting the daily dividend income calculated by the Fund and reinvesting such income to the benefit of the

            Shareholders in additional full and fractional non-certificated Shares. The procedure used must prove that the amount reinvested daily balances to the total net income accrued to this portfolio and that each Account is credited daily with the corresponding Shares reinvested. To insure these objectives are achieved appropriate reports and proofs are to be generated.

       C.   Subscription Agent Services.
            The Transfer Agent will accept subscriptions as set forth-In
            the Prospectus and Statement of Additional Information.   In
            addition to subscription functions described elsewhere in this Agreement, the Transfer Agent will:

            1. Maintain a subscription account for the Fund. This account shall be established and operated so as to satisfy the following criteria:

            a. The account shall be established for the benefit of the Fund at State Street Bank & Trust Company (the "Bank"), which shall be prepared to receive, efficiently process, and cashier as promptly as possible all income, cash, checks, Federal Reserve Drafts and bank wire transfers.

            b. The account shall serve as the sole depository for subscription monies intended for the purchase of Share until such funds are transferred to the custody account.

            c. All withdrawals from the account shall be for the exclusive purpose of transferring funds into the Fund's custody account.

             d. No dividend or redemption or any other payments shall be made to Shareholders from the subscription account.

             2. in connection with managing the subscription account, the Transfer Agent will exercise all possible care in satisfying, or causing the Bank to satisfy, operational requirements in each of the following critical areas:

             a. Determining on each business day the availability of Federal Funds on all items paid in or to be paid in to the subscription account. The determination of Federal Funds availability shall be made as early as possible the same day an item is received and shall be made in specific accord with the Federal Reserve Schedule (Federal Reserve Bank of New York). Federal Funds availability shall be reported to the Fund during the course of each business day.

             b. Adopting such procedures as the Fund's auditors may reasonably specify to monitor compliance with the the terms and conditions set forth in Fund's prospectus or Statement of Additional Information in the determination and timely transfer of Federal Funds.

        D.   Dividend Disbursment and Redemption Agent Services.

             1. Dividends.

             a. Determination of daily dividend amounts shall be as generally described in Section I.B.5. and as more specifically as set forth in:

                  i.   The Fund's Prospectus and Statement of
                       Additional Information.

                  ii. The Transfer Agent's dividend accrual and update routine.
             b. Dividends shall be reinvested daily in additional non-certificated Shares of the Fund.

             c. Additional dividend information shall be provided to Shareholders upon written request.

             2.   Redemption Processing

             The Transfer Agent will take all necessary steps to insure that redemptions and repurchase requirements have been met, including the receipt and examination of signature guarantees and obtain any needed papers or documents.
             a. All redemption requests will be automatically reviewed:

                       i.   To insure there are sufficient Shares
                            available in the Account.

                       ii.  To insure collection of the applicable
                            subscription check before using funds for redemption (other than payment received by the Transfer Agent from Bank Wire and Federal Reserve Drafts).

                       iii.  To notify the Fund of all redemption requests
                            in excess of $1,000,0000.

                        iv. And signed by an individual other than the
                            preparer of the checks, to insure that the checks issued in redemption correspond to the amounts requested to be redeemed.

              b. Develop and employ a method for validating receipt of good subscription funds to comply with section I.D.2.a.ii.

              c. No signature guarantees shall be acceptable unless provided by a domestic bank or by a brokerage firm which is a member of the New York, American, Midwest,, Pacific or Boston Stock Exchange.

              3.   Redemption Account.

              The Transfer Agent shall maintain a redemption account for the Fund. This account shall be established and operated so as to satisfy the following criteria:

              a. The account shall be established at the Bank for the benefit of the Fund.

              b. All withdrawals from the redemption account shall be for the exclusive purpose of making payments in accordance with the Fund's prospectus and Statement of Additional Informa-tion. Monies paid out will be paid out in accordance with the description set forth therein and elsewhere in this contract.

              c. All deposits into this account shall be from the Fund's custody account. No deposits of subscription receipts shall be made directly in the redemption account.

              d. The Transfer Agent will advise the Fund at various mutually established times during each business day as to the total demand for valid dividends and full or partial Account liquidations. The notification of demand for payment shall only include valid demands for payment which are actually in hand, such that the Fund need not fund the redemption account with an amount in excess of what is actually required to satisfy current demands for payment. The specific objective of this procedure is mutually recognized to be the maximum employment of the Fund's assets through minimization of any float in the redemption account. The Transfer Agent agrees to develop with the Fund methods and procedures to accomplish this objective.

             e. Wire redemptions shall be made in Federal Funds.

             f. Federal Reserve Draft redemption payments shall only be made upon specific request.

             g. Adopt such reasonable safeguards as may be prescribed by the Fund's auditors to safeguard redemption assets.

             h. Employ all due diligence in servicing redemption requests as rapidly as possible. Rapid servicing of redemptions are specifically recognized as a key feature of the Fund.

        C.   Proxy Agent Services.

             The Transfer Agent agrees to act as proxy agent in connection with the holding of annual or special meetings of Shareholders, mailing to Shareholders notices, proxies and proxy statements in connection with the holding of such meetings, receiving and tabulating votes cast by proxy and communicating to the Fund the results of such tabulations accompanied by appropriate certificates, and preparing and furnishing to the fund certified lists of shareholders as of such date, and in such form and containing such information as may be required by the Fund to comply with any provisions of law applicable to such meetings.

         II.  Reports.

              The Transfer Agent will establish maintain and provide to the Fund the following:

              A. Daily Journal of Subscription Receipts, Availabil-ity and Funds Transfers to Custody.

              B.    Daily Journal of Redemption Payment Demand.

              C. Daily Sales and Transaction Journals containing the day's detail of all transactions.

              D.    Daily Closed Account Journal.

              E.    Daily Dividend Proof (Daily & Monthly).

              F.    Daily Redemption Blotter.

              G.    Daily Shares Proof (Daily & Monthly).

              H.    Daily Master Control Proof.

              I.    Daily Prospectus Mailing Report.

              J.    Daily Blue Sky Report (frequency as agreed upon).

              K.    Daily Quality Control Reports.

              L.    Large Item Report.

              M.    weekly Status Report.

              N.    Research and Correspondence Status Report.

              0.    Monthly Sales by State and Dividends Reinvested.

              P.    Monthly Shareholders Master File List.

              Q.    Monthly Record of Out-of-Pocket Costs Incurred.

        III.  Other Services.

              The Transfer Agent will provide the following additional services within the basic fee structure:

              A. Referral of Inquiries.
              Refer all Shareholder or governmental inquiry questions of a policy or non-routine nature to the Fund.

              B. Account Officer at The Transfer Agent.
              Assign an account officer who will serve as the primary point of contact between the Fund, its investment adviser, and the Transfer Agent in its various capacities. The Transfer Agent will exercise due care in assigning an individual to this function who is both conversant with standard investment company practice and of sufficient stature to deal quickly and efficiently with problems peculiar to placing a new investment company on line and which may be peculiar to the cash management variety of investment company.

        C.    Security.

              1. Provide reasonable security against possible theft and/or use by others of the names, addresses and proterpties of the Shareholders and the properties of the Fund.

              2. Periodic duplication of all records (computer/microfilm/ bardcopy/copy) at a frequency and in a detail sufficient to assure full protection of Shareholder record informa-tion in the event of a disaster to the Transfer Agent's facilities.

        D.    Other Mailings.

              Provide mailing services to all Accounts, including addressing, enclosing and mailing quarterly reports, semi-annual reportse annual reports, Prospectuses, Statements of Additional Infomation, proxy cards, proxy statements, and notices. Postage will be paid by the Fund.